Exhibit 21.1

LIST OF SUBSIDIARIES

Entity Name	Jurisdiction of Organization
AF Solutions Holdings LLC	Delaware
AgroFresh Inc.	Illinois
AgroFresh Solutions Singapore Pte. Ltd.	Singapore
AgroFresh Chile Comercial Limitada	Chile
AgroFresh Canada ULC	Canada
AgroFresh Japan LLC	Japan
AgroFresh Netherlands B.V.	Netherlands
AgroFresh Argentina S.R.L.	Argentina
AgroFresh Agriculture Technology Consulting (Shanghai) Co., Ltd.	China
AgroFresh Australia Pty Ltd	Australia
AgroFresh South Africa (Pty) Ltd	South Africa
AgroFresh Holding France SAS	France
AgroFresh Italia srl	Italy
AgroFresh Brasil Ltda.	Brazil
AgroFresh New Zealand Limited	New Zealand
AgroFresh Korea Ltd.	Korea
AgroFresh Polska Sp. Z o.o.	Poland
AgroFresh Spain, S.L.U.	Spain
AgroFresh Turkey Tarim Ürünlerì Lìmìted Sìrketì	Turkey
AgroFresh Belgium B.V.B.A.	Belgium
AgroFresh Deutschland GmbH	Germany
AGFS Switzerland GmbH	Switzerland
AGFS Mexico, S. de R.L. de C.V.	Mexico
AgroFresh Fruit Protection, S.A	Spain
AgroFresh M.E.Π.Ε	Greece
AgroFresh Comercial Peru S.A.C.	Peru
AgroFresh Mar Fruit, S.A.R.L.Au	Morocco
Tecnidex Sud Fruit (Pty) Ltd.	South Africa